EXHIBIT 99.1

For Immediate Release:

Media Sciences Reports Q3 Results

OAKLAND, N.J., May 14, 2008—Media Sciences International, Inc. [NASDAQ: MSII], the leading independent manufacturer of color toner cartridges and solid ink sticks for color business printers, today announced its financial results for its third fiscal quarter ended March 31, 2008. The Company will host an investor conference call tomorrow morning at 8:45 a.m. ET to discuss its quarterly results.

Financial results for the quarter ended March 31, 2008 include:

* Record net revenues of $6.5 million, an increase of $1.2 million or 22% year-over-year and 14% versus the prior quarter.

* Gross margin at 47.4% of net revenues:

-- a 750 basis point decrease, year-over-year and

-- a 160 basis point improvement over the prior quarter.

* Net loss of $0.49 million versus net income of $0.03 million year-over-year.

* EPS loss of $0.04 basic and fully diluted.

Results for the quarter were impacted by the following expense items:

* Litigation costs totaling $705,000 (about $423,000 after tax or about $0.04 per diluted share) primarily associated with discovery activities relating to the Company’s antitrust claims against Xerox which the U.S. District Court ruled in September 2007 should be heard as part of the patent infringement lawsuit filed by Xerox in 2006. Discovery on the Company’s antitrust claims closed on April 7, 2008;

* Business start-up costs associated with Asian manufacturing operations of $162,000 (about $97,000 after tax or $0.01 per diluted share);

* Non-cash stock-based compensation expense recognized during the quarter totaled $111,000 (about $71,000 after tax or about $0.01 per share).

Collectively, these expense items reduced the Company’s pretax income by $979,000 and reported net income by about $563,000, or about $0.05 per diluted share.

Revenues

Net revenues for the three months ended March 31, 2008 compared to the same period last year, increased by $1,168,000, or 22%, from $5,306,000 to $6,474,000, a record for the Company. For the three months ended March 31, 2008 as compared to the same period in 2007, sales of color toner cartridges increased by about 71%, while sales of solid ink sticks decreased approximately 6%. For the nine months ended March 31, 2008 as compared to the same period in 2007, sales of color toner cartridges increased by about 56%, while sales of solid ink sticks decreased approximately 15%.

At March 31, 2008 the Company’s backlog of orders was $179,000, down slightly from $235,000 at the end of the preceding quarter. These backorders were predominately for the Company’s newer toner-based products.

Gross Margin

For the three months ended March 31, 2008, the Company’s gross margin was 47.4% of net revenues as compared with 54.9% of net revenues for the year ago period.

The 750 basis point decrease in margin is attributed to: (1) our sales mix (ink to toner and mix within the toner product line); and a combination of (2) higher year-over-year production and shipping costs; and (3) lower effective average selling prices (ASPs) for some of our products.

The 47.4% gross margin for the quarter ended March 31, 2008 was slightly improved from the 45.8% achieved in the prior quarter ended December 31, 2007. On a sequential basis, the Company experienced a less favorable (ink to toner) sales mix during the quarter ended March 31, 2008. However, this was offset by about an 800 basis point improvement in our toner-based margins that was primarily driven by lower inbound freight costs. Also contributing to our toner-based product margin improvement was our 37% sequential increase in toner-based product volumes. The quarter-over-quarter increase in volumes resulted in some noticeable economies to toner margins with respect to our related fixed costs.

The Company expects its China based manufacturing operations to be ready for production sometime during the summer of 2008. In its second phase, these operations should provide the Company with the potential to improve its toner-based product margins by an additional 700 to 1,100 basis points. The Company anticipates achieving these economies on a gradual and progressive basis late in our Fiscal 2009.

Research and Development

Research and development spending for the three months ended March 31, 2008 compared to the same period last year, increased slightly to $467,000 from $466,000. In the prior quarter, research and development spending totaled $469,000.

Selling, General and Administrative

Selling, general, and administrative expense, exclusive of depreciation and amortization, for the three months ended March 31, 2008 compared to the same period last year, increased by $956,000 or 40% to $3,298,000 from $2,342,000. The increase in selling, general, and administrative expense was primarily driven by greater year-over-year compensation and benefits costs and greater year-over-year litigation costs.

For the three and nine months ended March 31, 2008 as compared to the same period in 2007, compensation and benefit costs, including sales commissions, increased by about $305,000 and $1,401,000, respectively. This increase was driven by the hiring of additional: (1) sales and marketing personnel; (2) management personnel associated with the start-up of our operations in China; and (3) some operation, finance, and IT personnel. For the three and nine months ended March 31, 2008, start-up costs associated with our toner-based manufacturing operations in China totaling about $163,000 and $509,000, respectively (compensation and benefits costs representing $104,000 and $369,000, respectively, of these costs). In the comparative year ago period, there were no start-up expenses.

Most of the Company’s increase in legal fees was attributed to costs associated with the Xerox litigation; for the three and nine months ended March 31, 2008 litigation costs totaled $705,000 and $1,298,000, respectively. In the prior fiscal year, litigation costs totaled $397,000 for the three months and $656,000 for the nine months ended March 31, 2007, respectively.

As compared with the prior quarter, selling, general, and administrative expense for the three months ended March 31, 2008, increased by $421,000, or 15%, to $3,298,000 from $2,877,000. This increase was primarily driven by greater litigation costs and greater advertising and marketing costs. These increases were partially offset by lower travel and entertainment costs, lower compensation and benefits costs, and lower non-legal professional fees. Legal fees associated with our Xerox litigation increased by $353,000 or 100%, to $705,000 for the three months ended March 31, 2008 from $352,000 in the prior fiscal quarter.

Net Income (Loss)

For the three and nine months ended March 31, 2008, the Company lost $488,000 ($0.04 per share basic and diluted) and $1,160,000 ($0.10 per share basic and diluted), respectively. This compares with net income of $26,000 ($0.00 per share basic and diluted) and $1,194,000 ($0.11 per share basic and $0.10 per share diluted), respectively, generated in the prior year for the three and nine months ended March 31, 2007.

Effective Tax Rate

For the three and nine months ended March 31, 2008, the effective tax benefits were 42.0% and 42.1%, respectively. This compares with effective tax rates of 28.1% and 33.5%, respectively, for the three and nine months ended March 31, 2007. The Company’s effective blended state and federal tax rate varies due to the magnitude of various permanent timing differences between reported pretax income and what is recognized as taxable income by various taxing authorities. The availability of tax credits associated with manufacturing and research and development activities, as well as exclusions, such as the Extraterritorial Income Exclusion, can result in an effective rate that is lower than the statutory rate.

CEO’s Comments

On the extraordinary litigation expenses, Mr. Levin commented “The significant litigation expenses incurred this quarter were in support of our antitrust claims against Xerox. We firmly believe that Xerox’s loyalty rebates, which make significant rebates to its dealers and distributors contingent upon those entities not selling non-Xerox solid inks, are exclusionary and a violation of the U.S. antitrust laws. Since Xerox initiated these rebates to distributors, we have seen our solid ink revenue growth slow, and then start to contract. Our expenditures this quarter reflect the significant discovery required to mount a strong antitrust case, including engagement of various experts including economists, an distribution industry expert and a design engineer. We made these investments with the expectation that we will prevail, see a termination of the loyalty rebate programs, and as a result, return to solid ink revenue growth.”

Mr. Levin, commenting on the trends reflected in the Company’s results noted ”The 71% year-over-year growth in toner cartridge revenue is in line with our expectations. Our growth in toner cartridge revenues will continue to outpace that of solid ink revenues, as the market for color toner cartridges represents more than 90% of the business color printer supply market. As a result of this market dynamic and Xerox’s limited introduction of new printers based on solid ink technology, our development efforts and new product introductions have been and will continue to be primarily directed toward the substantial remainder of the business color printer market which we have yet to address and that is dominated by toner-based products.”

Commenting on the Company’s inventory growth and level of backorders during the quarter, Mr. Levin commented: “While we are pleased by the 71% year-over-year growth of toner-based product revenues, we are not pleased by the continued growth of our inventories or our continued level of backorders. Both of these conditions are symptoms of our current dependency on contract manufacturers. Our toner-based manufacturing operations in China are expected to address these challenges. We expect to see a meaningful reduction in inventories soon after production starts this summer, while simultaneously increasing our ability to meet customer demands.”

COO Retirement

The Company also announced that its Chief Operating Officer, Larry Anderson, will retire in July. In a planned succession, Robert Ward, currently Managing Director of Media Sciences Asia, will assume the role of Media Sciences’ Chief Operating Officer. Marc Durand, recently joined Media Science to replace Robert Ward as Managing Director of Media Sciences Asia.

Mr. Levin comments on the change “Larry came out of retirement to join Media Sciences and has been a tremendous asset to the company, and will be missed by Media Sciences, its customers and vendors. When Robert joined us a year ago to start Media Sciences Asia, it was planned that he would take over the COO position upon Larry’s retirement. I expect Media Sciences to benefit from Robert’s ascension to the position as COO.”

Conference Call Note

Media Sciences International, Inc. will hold a conference call to discuss annual results on Thursday, May 15, 2008, at 8:45 a.m. Eastern Time. The call will be webcast live by Thomson/CCBN and may be accessed through Media Sciences’ web site at www.mediasciences.com. Investors and other interested parties in the United States may access the teleconference by calling 866.271.0675. International callers may dial 617.213.8892. The pass-code for the teleconference is 91303698.

For more information on Media Sciences or its SEC filings, please visit the investor relations section of the Company’s website at www.mediasciences.com.

About Media Sciences International, Inc. (NASDAQ: MSII): Media Sciences International, Inc. (NASDAQ: MSII), the leading independent manufacturer of solid ink and color toner cartridges for office color printers, has a strong reputation for being the informed customer’s choice. As the premium quality price alternative to the printer manufacturer’s brand, Media Sciences’ newly manufactured color toner and solid ink products for use in Brother®, Dell®, Epson®, Konica Minolta™/Minolta QMS®, OKI®, Ricoh®, Konica Minolta™/Minolta QMS®, Tektronix®, and Xerox® office color printers deliver up to and over 30% in savings when compared to the printer manufacturer’s brand. Behind every Media Sciences product is The Science of Color™—the company’s proprietary process for delivering high quality products at the very best price, including its commitment to exceptional, highly responsive technical support and its longstanding, industry-leading warranty. For more information on the Company, its products, and its programs, visit www.mediasciences.com, E-mail info@mediasciences.com, or call 201.677.9311.

Brand names are used for descriptive purposes only and are the properties of their respective owners.

Forward Looking Statements

This press release contains certain forward-looking statements about our goals and prospects within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current beliefs and expectations and are subject to risks and uncertainties.  Actual results may differ materially from those included in these statements due to a variety of factors, including those factors identified in our Annual Report on Form 10-KSB for the year ended June 30, 2007, on file with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of the time made and we assume no duty to update them, whether as a result of new information, unexpected events, future changes, or otherwise.

Non-GAAP Financial Measures

	Three Months Ended			Nine Months Ended
	3/31/2008	12/31/2007	3/31/2007	3/31/2008	3/31/2007
Reported income (loss) from operations	(487,980)	(485,159)	26,362	(1,160,297)	1,194,250
Depreciation & amortization	253,753	260,168	239,532	762,028	681,974
EBITDA	(234,227)	(224,991)	265,894	(398,269)	1,876,224

Add-back of non-cash expenses:
Increases (decreases) to inventory reserves	31,897	(18,904)	50,615	40,378	164,944
Stock-based compensation	110,916	136,725	38,641	327,613	435,382
	142,813	117,821	89,256	367,991	600,326

Cash EBITDA	(91,414)	(107,170)	355,150	(30,278)	2,476,550

Add-back of non-recurring items:
Litigation Cost	704,784	352,032	396,691	1,298,324	656,167

Normalized EBITDA	613,370	244,862	751,841	1,268,046	3,132,717

Weighted Avg. Common Share Outstanding	11,687,517	11,576,357	11,286,046	11,578,459	11,215,096
- Cash EBITDA / Share - Basic	($0.01)	($0.01)	$0.03	($0.00)	$0.22
- Normalized EBITDA / Share - Basic	$0.05	$0.02	$0.07	$0.11	$0.28

Adjusted Weighted Avg. Shares Outstanding	11,687,517	11,576,357	11,799,710	11,578,459	11,704,985
- Cash EBITDA / Share - Diluted	($0.01)	($0.01)	$0.03	($0.00)	$0.21
- Normalized EBITDA / Share - Diluted	$0.05	$0.02	$0.06	$0.11	$0.27

Contacts:

Investor Contact: Kevan D. Bloomgren, Chief Financial Officer, Media Sciences

kbloomgren@mediasciences.com, 201.677.9311, ext. 213

Media Contact: Bill Besold, Marketing Director, Media Sciences

bbesold@mediasciences.com, 201.677.9311, ext. 299

MEDIA SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2008	2007	2008	2007

NET REVENUES	$ 6,473,997	$ 5,306,044	$ 18,590,364	$ 17,008,133

COST OF GOODS SOLD:
Cost of goods sold, excluding depreciation and amortization, product warranty, shipping and freight	2,877,042	1,887,713	8,403,651	6,082,652
Depreciation and amortization	150,040	149,926	450,340	454,332
Product warranty	260,754	232,233	672,106	552,405
Shipping and freight	120,707	125,089	451,414	353,139
Total cost of goods sold	3,408,543	2,394,961	9,977,511	7,442,528

GROSS PROFIT	3,065,454	2,911,083	8,612,853	9,565,605

OTHER COSTS AND EXPENSES:
Research and development	467,031	466,080	1,433,310	1,258,100
Selling, general and administrative, excluding depreciation and amortization	3,298,070	2,341,903	8,866,892	6,342,073
Depreciation and amortization	91,437	84,506	275,993	221,990
Total other costs and expenses	3,856,538	2,892,489	10,576,195	7,822,163

INCOME (LOSS) FROM OPERATIONS	(791,084)	18,594	(1,963,342)	1,743,442

Interest (expense) income, net	(50,444)	18,806	(41,402)	51,134

INCOME (LOSS) BEFORE INCOME TAXES	(841,528)	36,680	(2,004,744)	1,794,576
Provision (benefit) for income taxes	(353,548)	10,318	(844,447)	600,326

NET INCOME (LOSS)	$ (487,980)	$ 26,362	(1,160,297)	1,194,250

EARNINGS (LOSS) PER SHARE
Basic	$ (0.04)	$ 0.00	$ (0.10)	$ 0.11
Diluted	$ (0.04)	$ 0.00	$ (0.10)	$ 0.10

WEIGHTED AVERAGE SHARES USED TO COMPUTE EARNINGS PER SHARE
Basic	11,687,517	11,286,046	11,578,459	11,215,096
Diluted	11,687,517	11,799,710	11,578,459	11,704,985

The above results of operations and following Balance Sheet and Statement of Cash Flows, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), will be presented in the Company’s 10-Q for the quarter ended March 31, 2008.  We encourage you to review the accompanying notes to these consolidated statements, found in that filing.

MEDIA SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March31,
	2008	June 30,
ASSETS	(Unaudited)	2007
CURRENT ASSETS:
Cash and cash equivalents	$ 797,489	$ 1,808,285
Accounts receivable, net	3,540,875	2,164,826
Inventories	8,934,232	5,801,526
Taxes receivable	105,000	566,967
Deferred tax assets	727,349	727,349
Prepaid expenses and other current assets	367,559	253,387
Total Current Assets	14,472,504	11,322,340

PROPERTY AND EQUIPMENT, NET	2,312,417	2,752,223

OTHER ASSETS:
Goodwill and other intangible assets, net	3,584,231	3,584,231
Other assets	114,859	65,672
Total Other Assets	3,699,090	3,649,903

TOTAL ASSETS	$ 20,484,011	$ 17,724,466

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	–	147,118
Accounts payable	2,395,675	1,428,379
Accrued compensation and benefits	594,946	757,116
Other accrued expenses and current liabilities	1,740,361	722,725
Income taxes payable	48,000	–
Accrued product warranty costs	219,147	192,707
Deferred revenue	561,377	603,234
Total Current Liabilities	5,559,506	3,851,279

OTHER LIABILITIES:
Bank line of credit	1,542,369	–
Long-term debt, less current maturities	1,500,000	323,965
Deferred rent liability	184,006	234,378
Deferred revenue, less current portion	172,019	240,893
Other tax obligations	–	589,298
Deferred tax liabilities	85,431	463,590
Total Other Liabilities	3,483,825	1,852,124

TOTAL LIABILITIES	9,043,331	5,703,403

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Series A Convertible Preferred Stock, $.001 par value
Authorized 1,000,000 shares; none issued	–	–
Common Stock, $.001 par value
Authorized 25,000,000 shares; issued and outstanding
11,697,365 shares in March and 11,435,354 shares in June	11,697	11,435
Additional paid-in capital	11,725,490	11,136,505
Accumulated other comprehensive income	22,481	–
Retained earnings (deficit)	(318,988)	873,123
Total Shareholders' Equity	11,440,680	12,021,063

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 20,484,011	$ 17,724,466

MEDIA SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended March 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$ (1,160,297)	$ 1,194,250
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	762,030	681,974
Deferred income taxes	(378,159)	126,031
Provision for inventory obsolescence	40,378	–
Provision (recovery) of bad debts	(4,515)	8,772
Stock-based compensation expense	327,613	435,383
Excess tax benefits from stock-based compensation	–	(209,595)
Changes in operating assets and liabilities :
Accounts receivable	(1,371,534)	143,553
Inventories	(3,169,823)	(1,533,907)
Income taxes	(111,144)	(52,335)
Prepaid expenses and other current assets	(163,359)	221,581
Accounts payable	967,296	239,675
Accrued compensation and benefits	(162,170)	(233,229)
Other accrued expenses and current liabilities	1,044,076	195,524
Deferred rent liability	(50,372)	(48,976)
Deferred revenue	(110,731)	(225,936)
Net cash provided (used) by operating activities	(3,540,711)	942,765

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(322,227)	(857,565)
Net cash used in investing activities	(322,227)	(857,565)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank credit line, net of repayments	1,542,369	–
Bank term loan repayments	(471,083)	(107,236)
Bank term loan proceeds	1,500,000
Excess tax benefits from stock-based compensation	–	209,595
Proceeds from issuance of common stock	258,375	224,708
Net cash provided by financing activities	2,829,661	327,067
Effect of exchange rate changes on cash and cash equivalents	22,481	–
NET (DECREASE) INCREASE IN CASH	(1,010,796)	412,267

CASH, BEGINNING OF PERIOD	1,808,285	1,485,399

CASH, END OF PERIOD	$ 797,489	$ 1,897,666

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$ 57,366	$ 37,004
Income taxes paid (refunded)	$ (364,635)	$ 599,279

# # #